Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Forms S-3 (File No. 333-283307, 333-284222, and 333-288213) of Inhibikase Therapeutics, Inc., and

•	Forms S-8 (File No. 333-259555 and 333-284687) pertaining to the Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan.

•	Form S-8 (File No. 333-286182) pertaining to the Stock Option Inducement Awards of Inhibikase Therapeutics, Inc.

of our report dated March 26, 2026, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Inhibikase Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2025.

/s/ CohnReznick LLP
Holmdel, New Jersey
March 26, 2026